Exhibit 10.1

**Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of February 12, 2026 (the “Effective Date”), by and among Cineverse Corp., a Delaware corporation (“Buyer”), and each owner of the Stock as of the date hereof listed on Exhibit D (each a “Seller” and collectively “Sellers”). The Sellers, collectively with Buyer, are hereinafter identified as the “Parties”.

WHEREAS, Sellers own all of the issued and outstanding Class A Common Stock (the “Class A Common Stock”) and Class B Common Stock (the “Class B Common Stock,” and together with the Class A Common Stock, the “Stock”) of IndiCue, Inc., a Delaware corporation (“Target” or the “Company”); and

WHEREAS, Buyer desires to purchase from Sellers, and each Seller desires to sell and assign to Buyer, the Stock in return for cash and Common Stock (as defined herein) as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Parties agree as follows:

Section 1. Definitions.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agreement” has the meaning set forth in the preface above.

“Broker” means any agent, broker, investment banker, financial advisor or other person.

“Broker’s Fee” means any financial advisory, broker’s, finder’s or similar fee or commission or reimbursement of expenses to a Broker.

“Business” or “Business of Indicue” means the business of developing, owning, operating and commercializing a technology platform focused on digital video, audio, and connected TV advertising, including:

(a) the design, development, licensing (including on a white-label or private-label basis) and provision of ad-serving, supply-side and yield-management tools and services that enable connected TV, OTT and online video and audio publishers, broadcasters, streaming services and other media owners to manage, route and optimize advertising inventory, including inventory routing, ad-podding, frequency and pacing management, customized ad experiences and related workflow automation;

(b) the provision and operation of platforms and tools for the management and optimization of direct and programmatic demand across CTV, OTT, digital video and audio, including dynamic mediation between multiple demand sources, centralized deal and campaign management, competition between direct-sold and programmatic demand, and related reporting, analytics and forecasting;

(c) the provision of marketplaces, exchanges or other technology-enabled environments that facilitate discovery, access and monetization of video and CTV advertising inventory between media owners, advertisers, agencies and demand-side platforms, on a demand-agnostic basis;

(d) the design, development, licensing (including on a white-label or private-label basis) and provision of server-side ad insertion and ad stitching (SSAI) technologies and services, and any related client-side capabilities, enabling the assembly, personalization and delivery of continuous or near-seamless streams of content and advertising across CTV, OTT and digital video and audio environments, including the dynamic selection and insertion of advertising based on audience, contextual, device, performance or other parameters;

(e) the design, development, licensing (including on a white-label or private-label basis) and provision of a demand-side platform, including self-service features and interfaces that publishers, media owners and their designated partners can use to plan, activate, manage and optimize advertising campaigns across CTV, OTT and digital video and audio;

(f) the provision of technologies and services for data-driven advertising, including audience, contextual and performance-based targeting and measurement, together with tools to identify, prevent and mitigate invalid, non-human or otherwise low-quality traffic and impressions, and the integration and use of first-party and third-party data, to support the planning, delivery, optimization and measurement of advertising campaigns across CTV, OTT and digital video; and

(g) the provision of implementation, configuration, advisory, customer success, technical support, and related managed or professional services in connection with any of the foregoing.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.2(b).

“Cash” means unrestricted cash and cash equivalents, including checks, cash on deposit and over-the-counter bank deposits as of 12:01 a.m. Eastern Time on the Closing Date, which shall include deposits in transit and be net of outstanding checks, but shall not include any cash held in restricted accounts or otherwise unavailable for unrestricted use for any reason.

“Cash Closing Purchase Price” has the meaning set forth in Section 2.2.

“Class A Common Stock” has the meaning set forth in the preface above.

“Class B Common Stock” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 4 below.

“Closing Date” has the meaning set forth in Section 2.5 below.

“Closing Shares” has the meaning set forth in Section 2.2(a) below.

“Closing Working Capital” means (a) the Current Assets of the Company (for the avoidance of doubt, excepting any Cash), less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date, in accordance with GAAP.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock of Buyer.

“Company” has the meaning set forth in the preface above.

“Company Option” shall mean each outstanding and unexercised option to purchase Stock issued pursuant to the Company’s 2023 Stock Plan, whether or not then vested or fully exercisable.

“Company Optionholder” shall mean each holder of a Company Option.

“Company Real Properties” has the meaning set forth in Section 4.13.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Company’s Affiliates, members, managers, employees, or officers and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Most Recent Audited Financial Statements. For the avoidance of doubt, Current Assets excludes all Cash.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, members, managers, employees, or officers and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Most Recent Audited Financial Statements.

“Disclosure Schedule” has the meaning set forth in Section 3.1.

“Earnout Amount” has the meaning given such term in Section 2.2(c).

“Earnout Calculation” has the meaning given such term in Section 2.2(c).

“Earnout Payment Date” has the meaning given such term in Section 2.2(c).

“Earnout Period” has the meaning given such term in Exhibit A.

“Earnout Shares” has the meaning given such term in Section 2.2.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind in each case, that Target maintains, to which Target contributes or has any obligation to contribute on behalf of any current or former employee, officer or director, or with respect to which Target has any Liability.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Laws” means, whenever in effect, all federal, state, local, and non-U.S. statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Target for purposes of Code Section 414(b), (c), (m) or (o).

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 4.7 below.

“Founder 1” shall mean the person identified on the signature page as ‘Founder 1’.

“Founder 2” shall mean the person identified on the signature page as ‘Founder 2’.

“Fraud” means common law fraud under Delaware law.

“Fundamental Representations” has the meaning set forth in Section 6.1.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and Current Liabilities taken into account in the calculation of Closing Working Capital), (d) all guarantees by such Person of indebtedness of others, (e) all capital lease obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Indemnified Party” has the meaning set forth in Section 6.5.

“Indemnifying Party” has the meaning set forth in Section 6.5.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all Trade Secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including in both source code and object code form, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule regulation, judgment, order, injunction, decree or agency requirement of any Governmental Authority.

“Lease” has the meaning set forth in Section 4.13.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation pending or threatened, whether prior to or post-Closing and whether or not a contingent liability, arising or accruing from actions or activities prior to the Closing Date.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) in accordance with GAAP, including any liability for Taxes.

“Lien” means any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction).

“Losses” means any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, inquiries, suits, proceedings, assessments, audits, investigations, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor. In no event shall any Loss include punitive, special, incidental, consequential or indirect damages, loss of future revenue or income, loss of business reputation or opportunity, or diminution of value or any damages based on any type of multiple, except: (a) to the extent actually paid to a third party; (b) to the extent constituting Taxes actually paid; and (c) to the extent arising out of breaches of the covenants set forth in Section 5.4 (Confidentiality) and Section 5.5 (Covenant Not to Compete); provided that Loss under clause (c) shall never include punitive damages.

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition, or change that is materially adverse to: (a) the business, results of operations, financial condition or assets of such Person and its subsidiaries, taken as a whole; or (b) the ability of such Person to consummate the Transactions by the End Date; provided, however, that a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, political conditions, financial, or securities markets or any change in prevailing interest rates; (ii) any outbreak or escalation of war or any act of terrorism; (iii) any natural or man-made disaster or acts of God; (iv) any epidemics, pandemics, disease outbreaks, or other public health emergencies; (v) general conditions in the industry in which such Person and its subsidiaries operate; (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of a Party to this Agreement; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; or (viii) the announcement, pendency or completion of the Transactions, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with the Person or (ix) any failure by the Person to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, change, and effect referred to in clauses (i), (ii), (iii), (iv) or (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, change, or effect has a disproportionate effect on such Person and its subsidiaries, taken as a whole, compared to other participants in the industries in which such Person and its subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect for similarly situated companies operating in the same industries may be taken into account in determining whether a Material Adverse Effect has occurred).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4.8 below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4.8 below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Vested Option Shares” shall have the meaning set forth in Section 2.3.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” or “Parties” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and for any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2.

“Reference Price” has the meaning set forth in Section 2.2(a).

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into between the Sellers and Buyer, substantially in the form attached hereto as Exhibit C.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller Indemnified Party” has the meaning set forth in Section 6.2.

“Shortfall Amount” means an amount equal to the product of (a) the excess of the Minimum Price, calculated in accordance with Nasdaq Listing Rule 5635, over the Subsequent Price, multiplied by (b) the number of Closing Shares.

“Stock Closing Purchase Price” has the meaning set forth in Section 2.2.

“Stockholder Approval” means approval by the Company’s stockholders of the issuance of the Stock Closing Purchase Price and any Earnout Amounts paid in the form of Common Stock in accordance with Nasdaq Rule 5635.

“Straddle Period” has the meaning set forth in Section 7.1.

“Subsequent Price” means the VWAP for the five (5) trading day period ending on last trading day immediately preceding the relevant payment date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target” has the meaning set forth in the preface above.

“Target Working Capital” means $750,000.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any penalty for the failure to properly file any information return), including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 6.5.

“Trade Secrets” means information of the Company, as applicable, including, without limitation, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or underwriters which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transactions” means the transactions contemplated by this Agreement.

“Transaction Documents” means: (a) this Agreement; (b) the Employment Agreements; (c) the Consulting Agreements; (d) the Registration Rights Agreement and (e) all other agreements, documents and instruments to be delivered in connection with the Transactions.

“Transaction Expenses” means all fees, expenses, costs, commissions, transaction bonuses or disbursements payable by Company or each Seller incurred in connection with the process of selling the Company or otherwise relating to the negotiation, preparation, or execution of this Agreement and the transactions contemplated hereby, including (a) all fees, expenses, costs, commissions or disbursements of any investment banker, advisor, attorney, accountant or other professional; (b) all fees and expenses associated with obtaining necessary or appropriate consents; and (c) all fees and expenses associated with obtaining the release and termination of any Liens.

“Unvested Company Option” shall mean each Company Option that is not a Vested Company Option.

“Vested Company Option” shall mean, as of each relevant date, each outstanding Company Option that is vested as of such date in accordance with the terms of the Company’s 2023 Stock Plan.

“WARN Act” has the meaning set forth in Section 4.9 below.

1.1 Terms Generally. The definitions set forth or referenced in Section 1.1 and elsewhere in this Agreement, shall apply equally to both the singular and plural forms of the terms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. To the “Knowledge” of a Person means: (a) with respect to the “Knowledge” of the Company the actual knowledge of Nicholas Frazee, John Marchesini and Yuriy Gorokhov, after due inquiry of such Person’s direct reports; (b) with respect to the “Knowledge” of each Seller the actual knowledge of such Seller, after due inquiry and (c) with respect to Buyer, to the “Knowledge” of Buyer means the actual knowledge of Christopher J. McGurk, Mark Lindsey and Gary Loffredo, after due inquiry.

Section 2. Purchase and Sale of Target Stock.

2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, the Stock for the consideration specified below in this Section 2.

2.2 Purchase Price.

(a) Price. The purchase price for the Stock shall be an aggregate of: (i) $22,000,000 (Twenty Two Million Dollars), paid $12,800,000 (Twelve Million Eight Hundred Thousand Dollars) in cash (the “Cash Closing Purchase Price”) and $9,200,000 (Nine Million Two Hundred Thousand Dollars) in Common Stock (the “Stock Closing Purchase Price” and together with the Cash Closing Purchase Price, the “Purchase Price”), plus (ii) any Earnout Amounts paid pursuant to Section 2.2(c) hereof. The number of shares of any Common Stock issued as part of the Purchase Price shall be calculated by dividing the dollar amount of the applicable portion of the Purchase Price by the lower of (x) the volume weighted average price per share of the Common Stock on the Nasdaq Capital Market or any other SEC-recognized national securities exchange on which the Common Stock is then listed or quoted for trading (the “VWAP”) for the five (5) trading day period ending on last trading day immediately preceding the date hereof and (y) the VWAP for the five (5) trading day period ending on the last trading day immediately preceding the Closing Date; provided, however, that in no event shall the price used in such calculation for clause (y) be less than the Minimum Price, as defined in Nasdaq Listing Rule 5635 (the price used in such calculation, the “Reference Price”, and such number of shares, the “Closing Shares”). Acknowledging that Stockholder Approval prior to the six-month anniversary of the Closing Date is a material inducement to the Sellers entering into this Agreement, Buyer shall use good faith efforts to obtain Stockholder Approval prior to the six-month anniversary of the Closing Date.

(b) Payment. On the Closing Date, Buyer shall deliver, or cause to be delivered, to Sellers the Cash Closing Purchase Price, in each case, pursuant to the delivery instructions set forth in Section 2.2 of the Disclosure Schedules. On the first anniversary of the Closing Date (or, if such date is a weekend or holiday, on the next succeeding Business Day), or earlier at Buyer’s sole discretion, Buyer shall pay the Stock Closing Purchase Price pursuant to the delivery instructions set forth in Section 2.2 of the Disclosure Schedules, payable, in Buyer’s sole discretion, (i) if Stockholder Approval has been obtained, (x) by instructing the transfer agent for the Common Stock to issue the Closing Shares to Sellers or their designees and (y) in addition to such issuance of the Closing Shares to Sellers in accordance with the foregoing clause (x), if the Subsequent Price is less than the Reference Price, by also paying to the Sellers or their designees the Shortfall Amount in cash by wire transfer of immediately available funds to such account(s) as may be directed by Sellers’ Representative or in shares of Common Stock calculated by dividing the Shortfall Amount by the Subsequent Price, or (ii) in cash, calculated by multiplying the number of Closing Shares by the Subsequent Price; provided that such dollar amount may not be less than the Stock Closing Purchase Price. Any time after the six month anniversary of the Closing Date, either or both of Founder 1 and/or Founder 2 may request that their portion of the Stock Closing Purchase Price be paid prior to the first anniversary of the Closing Date, which early payment shall be made within ten (10) Business Days of such request payable, in Buyer’s sole discretion, (i) if Buyer has obtained Stockholder Approval, by instructing the transfer agent for the Common Stock to issue the Closing Shares to such requesting Seller and, if the Subsequent Price is less than the Reference Price, by paying to such requesting Seller the Shortfall Amount in cash or in shares of Common Stock calculated by dividing the Shortfall Amount by the Subsequent Price, or (ii) in cash, in an amount calculated in accordance with clause (ii) of the preceding sentence.

(c) Earnout. Subject to the occurrence of the Closing, within ninety (90) days after the end of each Earnout Period (each, an “Earnout Payment Date”), Buyer shall pay to each Seller or its designee, pursuant to the delivery instructions set forth in Section 2.2 of the Disclosure Schedules, the earnout amount (if any) for the applicable Earnout Period in accordance with Exhibit A (the “Earnout Amounts”), accompanied by a calculation of the Earnout Amount with reasonable supporting detail (the “Earnout Calculation”). Buyer, in its sole discretion, shall have the option of paying any portion of the Earnout Amount payable for any Earnout Period in shares of Common Stock (any such shares, the “Earnout Shares”) with the number of shares of any Common Stock issued as Earnout Shares being calculated by dividing the dollar amount of the Earnout Amounts by the VWAP for the five (5) trading day period ending on the last trading day immediately preceding the relevant Earnout Payment Date; provided, however, that unless Stockholder Approval has been obtained, the Earnout Amounts must be paid in cash. In the event that any Seller disputes any Earnout Calculation, the Parties will negotiate in good faith for a period of up to thirty (30) days to resolve such dispute. If the Parties are unable to resolve such dispute within such thirty (30)-day period, then such dispute will be referred to the Independent Accountant for the resolution of such dispute, which resolution shall be final and binding on the Parties. The Buyer and the Sellers will bear equally the fees and expenses of the Independent Accountant. In the event of any deficiency in any Earnout Amount resulting from the resolution of any dispute, Buyer shall pay to each Seller such Seller’s share of the amount of such deficiency within ten (10) Business Days of the resolution of such dispute. In the event of any overpayment of any Earnout Amount resulting from the resolution of any dispute, each Seller shall repay to Buyer such Seller’s share of the amount of such overpayment within ten (10) Business Days of the resolution of such dispute. In the event a Seller fails to make any such required repayment, Buyer shall have the right to offset such repayment amount against its obligation to make any other payment to such Seller under this Agreement.

2.3 Treatment of Company Options.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, by virtue of the Closing and without any further action on the part of the Company or any Seller or Company Optionholder, (i) all Unvested Company Options outstanding under the Company’s 2023 Stock Plan (the “Plan”) shall, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, become vested and shall henceforth be deemed Vested Company Options in accordance with the terms of the Stock Plan; (ii) each Company Optionholder shall be automatically deemed to have exercised all of their Company Options immediately prior to Closing in a cashless exercise whereby the necessary number of Vested Company Options are tendered to satisfy the exercise price necessary to exercise the outstanding Vested Company Options (with no partial shares resulting and any excess paid in cash as soon as administratively practicable after Closing); and (iii) all Company Options shall be of no further force and effect and the Company Optionholder will become an owner of the number of shares of Stock resulting from the cashless exercise, and therefore a Seller.

(b) The value of Vested Company Options tendered to purchase the shares of Stock, and the excess value of the resulting shares of Stock above their exercise price, along with any cash paid, shall be subject to any applicable federal, state, and local income or other taxes required to be withheld by the Company and the Company Optionholder consents for any such withholding to be taken from any available payments made to the Company Optionholder including from regular or special pay from the Company.

2.4 Closing Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i) Within thirty (30) days after the Closing Date (the “Prep Period”), Sellers’ Representative shall prepare and deliver to Buyer a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Closing Working Capital (the “Closing Working Capital Statement”). Sellers’ Representative shall prepare the Closing Working Capital Statement in accordance with GAAP using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Most Recent Financial Statements. During the Prep Period, Sellers’ Representative and Sellers’ accountants shall have full access to the books and records of the Company (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers’ Representative may reasonably request.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Target Working Capital (the “Post-Closing Adjustment”).

(b) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Buyer shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Buyer and Buyer’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Sellers’ Representative and/or Sellers’ accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Sellers’ possession) relating to the Closing Working Capital Statement as Buyer may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections.

(ii) Objection. On or prior to the last day of the Review Period, Buyer may object to the Closing Working Capital Statement by delivering to Sellers’ Representative a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Statement of Objections”). If Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the

case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Buyer. If Buyer delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.

(iii) Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer and Sellers’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve then any amounts remaining in dispute (“Disputed Amounts”) only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, shall (A) be due (x) within fifteen (15) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within fifteen (15) Business Days of the resolution described in Section 2.4(b)(v) above; and (B) shall be paid by wire transfer of immediately available funds to Sellers pursuant to the delivery instructions set forth in Section 2.2 of the Disclosure Schedules or Buyer, as the case may be.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.5 Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. at the offices of Buyer as soon as practicable and, in any event, within ten (10) Business Days following the satisfaction or waiver of all of the conditions precedent set forth herein and at such other time or place as is mutually agreed by the Parties in writing (the “Closing Date”).

2.6 Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes Buyer, as applicable, may be required to deduct and withhold under any provision of federal, state, local, or foreign Tax Law. Buyer shall provide Sellers with written notice of its intent to withhold prior to the Closing with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Law. All such amounts withheld and remitted to the appropriate Governmental Authority shall be treated as delivered to Sellers hereunder. Sellers’ Representative shall deliver (or cause to be delivered) to Buyer prior to Closing a certificate (or certificates), including without limitation and if applicable an IRS Form W-9, in form satisfactory to Buyer and in compliance with applicable Treasury Regulations certifying that the Transactions are exempt from withholding under the Code.

2.7 Deliveries at Closing.

(a) At the Closing, Sellers’ Representative will deliver, or cause to be delivered, to Buyer the following:

(i) Certificates representing all of the Stock, free and clear of all encumbrances, duly endorsed for transfer to Buyer.

(ii) The certificate required by Section 8.1(c).

(iii) Resignations of each member of the board of directors of the Company effective as of the Closing.

(iv) All other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 8.1 of this Agreement.

(v) A duly executed IRS Form W-9 or W-8, as applicable, from each Seller.

(vi) Executed employment agreements between the individuals listed on Section 2.7(a)(vii) of the Disclosure Schedules and the Company or another party designated by Buyer, in the applicable forms attached hereto as Schedule 2.7(a)(vi) (the “Employment Agreements”).

(vii) Executed consulting agreements between the individuals listed on Section 2.7(a)(viii) of the Disclosure Schedules and the Company or another party designated by Buyer, in the applicable forms attached hereto as Schedule 2.7(a)(vii) (the “Consulting Agreements”).

(b) At the Closing, Buyer will deliver, or cause to be delivered, to Sellers the following:

(i) The Cash Closing Purchase Price by wire transfer of immediately available funds pursuant to the delivery instructions set forth in Section 2.2 of the Disclosure Schedules.

(ii) The certificate required by Section 8.2(c).

(iii) A duly executed copy of the Registration Rights Agreement.

(iv) All other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.2 of this Agreement.

Section 3. Representations and Warranties Concerning Transaction.

3.1 Sellers’ Representations and Warranties. Except as set forth in the disclosure schedules delivered by the Sellers to Buyer on the date hereof and set forth as Exhibit B hereto (the “Disclosure Schedules”), each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and the Closing Date.

(a) Authorization of Transaction. Such Seller has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally; (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities Laws (collectively, the “Enforceability Exceptions”). Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transactions, except as disclosed in Section 3.1(a) of the Disclosure Schedules.

(b) Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which he or she is bound or to which any of his, her or its assets are subject, or (iii) result in the imposition or creation of a Lien upon or with respect to the Stock.

(c) Brokers’ Fees. No Broker is, will or might be entitled, by reason of any agreement, act or statement by such Seller to any Broker’s Fee.

(d) Stock. Such Seller holds of record and owns beneficially the amount of the Stock set forth next to his, her or its name in Section 4.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions that have been waived in writing and restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of Target. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

(e) Legal Proceedings. There is no: (a) Legal Proceeding pending or, to the Knowledge of such Seller, threatened against such Seller that seeks to restrain, enjoin or delay the consummation of this Agreement or the Transactions or that seeks damages in connection therewith; and (b) judgment, decree, injunction, rule, or order of any Governmental Authority applicable to such Seller that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Private Placement.

(i) Such Seller acknowledges that the shares of Common Stock that constitute the Stock Closing Purchase Price and the Earnout Shares (collectively, the “Purchase Price Stock”), are “restricted securities” as defined in Regulation D of the Securities Act and have not been registered under the Securities Act or any applicable state securities law, and it is acquiring the Purchase Price Stock for its own account and not with a view to or for distributing or reselling such Purchase Price Stock or any part thereof in violation of the Securities Act or any applicable state securities law, have no present intention of distributing any of such Purchase Price Stock in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such Purchase Price Stock (without limiting its right to sell the Purchase Price Stock in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. Such Seller does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchase Price Stock.

(ii) Set forth on such Seller’s signature page is, as of the date of the Agreement and on each date on which such Seller receives any Purchase Price Stock, (a) such Seller’s status with respect to whether such Seller is or shall be, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act, and (b) the address of such Seller’s primary residence.

(iii) Such Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective acquisition of the Purchase Price Stock, and has so evaluated the merits and risks of such acquisition. Such Seller is able to bear the economic risk of an investment in the Purchase Price Stock and, at the present time, is able to afford a complete loss of such investment.

(iv) Such Seller is not acquiring the Purchase Price Stock as a result of any advertisement, article, notice or other communication regarding the Purchase Price Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(v) Such Seller acknowledges that it has reviewed the registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by Buyer with or to the SEC since April 1, 2022 (collectively, “SEC Reports”) and the Transaction Documents and have been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning Buyer and the terms and conditions of the offering of the Purchase Price Stock and the merits and risks of acquiring the Purchase Price Stock. Neither such inquiries nor any other investigation conducted by such Seller or on its behalf by its representatives or counsel shall modify, amend or affect such Seller’s right to rely on the truth, accuracy and completeness of the SEC Reports and the Transaction Documents.

3.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and the Closing Date.

(a) Organization and Qualification. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to so register would not have a Material Adverse Effect on Buyer.

(b) Authorization and Validity of Agreement. Buyer has all requisite power and authority to enter into this Agreement and each other Transaction Document to which it is or will become a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is or will become a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer, including that Buyer’s Board of Directors has approved Buyer’s entry into this Agreement. This Agreement and each other Transaction Document to which Buyer is or will become a party has been, or when executed shall be, duly executed and delivered by Buyer. Assuming that this Agreement and each other Transaction Document to which Buyer is or will become a party is a valid and binding agreement of the other Parties thereto, this Agreement and each such Transaction Document constitutes, or when executed shall constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally; (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities Laws.

(c) Brokers’ Fees. No Broker is, will or might be entitled, by reason of any agreement, act or statement by Buyer or any of its officers, employees, consultants or agents, to any Broker’s Fee.

(d) No Approvals or Notices Required; No Conflict with Instruments. The execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which it is party will not contravene or violate: (i) any existing Law to which it is subject; (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Authority which is applicable to it; (iii) the organizational documents of Buyer; or (iv) any contract to which Buyer is a party or by which Buyer is otherwise bound, other than consents previously obtained. Other than submissions to Nasdaq Capital Market, no authorization, approval or consent, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the related agreements and documents and the Transactions by Buyer.

(e) Legal Proceedings. There is no: (i) Legal Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer that seeks to restrain, enjoin or delay the consummation of this Agreement or the Transactions or that seeks damages in connection therewith; and (ii) judgment, decree, injunction, rule, or order of any Governmental Authority applicable to Buyer or its businesses that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Purchase Price Stock. Any Purchase Price Stock delivered in accordance with this Agreement shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Liens.

(g) Absence of Restraints. To the Knowledge of Buyer, as of the date hereof, there exist no facts or circumstances that would reasonably be expected to impair or delay the ability of Buyer to consummate the Transactions.

(h) Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

(i) Listing. To Buyer’s knowledge, the Nasdaq Capital Market has not commenced any delisting proceedings against Buyer.

(j) SEC Reports; Financial Statements.

(i) Buyer has filed or furnished, as applicable, on a timely basis, the SEC Reports. Each of the SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the applicable securities Laws, and any rules and regulations promulgated thereunder applicable to the SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) As of their respective dates (except as they have been properly amended), the financial statements of Buyer included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, as permitted by the SEC on Form 10-Q under the Exchange Act and to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To Buyer’s knowledge, except as would not have a Material Adverse Effect, none of Buyer or any of its Subsidiaries is presently the subject of any inquiry, investigation or action by the SEC.

(k) Disclosure. The representations and warranties contained in this Section 3.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.2 not misleading.

Section 4. Representations and Warranties Concerning Target. Except as set forth in the Disclosure Schedules, each Seller represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and the Closing Date.

4.1 Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Target is not in default under or in violation of any provision of its governing documents.

4.2 Capitalization. As of the Effective Date, the entire authorized equity of Target consists of: (a) 22,000,000 of Class A Common Stock, of which 3,017,000 are issued and outstanding and zero are held in treasury; and (b) 20,000,000 of Class B Common Stock, of which 10,541,990 are issued and outstanding and zero are held in treasury. Immediately prior to the Closing, the entire authorized equity of Target will consist of: (a) 22,000,000 of Class A Common Stock, of which, assuming the exercise of all issued and outstanding stock options, 4,143,686 will be issued and outstanding and zero are held in treasury; and (b) 20,000,000 of Class B Common Stock, of which, assuming the exercise of all issued and outstanding stock options, 10,541,990 will be issued and outstanding and zero are held in treasury. All of the issued and outstanding Stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Sellers as set forth in Section 4.2 of the Disclosure Schedule. Other than as set forth in Section 4.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its equity. There are no outstanding or authorized appreciation, phantom, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity of Target.

4.3 Non-Contravention. Except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of Target or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, attestation, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Transactions.

4.4 Brokers’ Fees. Target has no Liability to pay any fees or commissions to any Broker, finder, or agent with respect to the Transactions.

4.5 Title to Assets. Target has good and marketable title to, or a valid leasehold interest in or similar right to use, the material tangible assets (machinery, equipment, etc.) which are necessary to conduct its operations in the Ordinary Course of Business, free and clear of all Liens, except as disclosed in Section 4.5 of the Disclosure Schedules or as would not have a Material Adverse Effect.

4.6 Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

4.7 Voting Trust or Phantom Stock. Except as set forth in Section 4.7 of the Disclosure Schedules: (a) There are no outstanding appreciation, phantom, profit participation, preemptive or similar rights with respect to Target. (b) There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity of Target. (c) Target does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association. (d) Target does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.8 Financial Statements. Complete copies of the following Target financial statements have been provided to Buyer (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2023; (ii) unaudited balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2024; (iii) audited financial statements (the “Most Recent Audited Financial Statements”) as of and for the fiscal years ended December 31, 2023 and December 31, 2024 (the “Most Recent Fiscal Year End”); (iv) unaudited balance sheets and statements of income, changes in members’ equity, and cash flow as of September 30, 2025 (the “Most Recent Financial Statements”) and (v) unaudited balance sheets and statements of income as of December 31, 2025 (the “2025 EOY Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP or reconciled to GAAP throughout the periods covered thereby. The 2025 EOY Financial Statements were prepared using the same accounting methods, practices, principles, policies, and procedures as the Most Recent Audited Financial Statements. The Financial Statements present fairly in all material respects the financial condition of Target as of such dates and the results of operations of Target for such periods, are correct and complete in all material respects, and in all material respects are consistent with the books and records of Target (which books and records are correct and complete in all material respects) except, in case of the Most Recent Financial Statements, subject to normal year-end adjustment.

4.9 Events Subsequent to Most Recent Financial Statements. Since the Most Recent Financial Statements, there has not been any Material Adverse Effect with respect to Target or Target’s Business or operations. Without limiting the generality of the foregoing, since that date, except as set forth in Section 4.9 of the Disclosure Schedule:

(a) Target has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business or for assets having an aggregate value of less than $50,000;

(b) Target has not entered into any Material Contract outside the Ordinary Course of Business;

(c) no party (including Target) has accelerated, terminated, modified, or cancelled any Material Contract to which Target is a party or by which it is bound;

(d) Target has not imposed any Liens upon any of its assets, tangible or intangible, other than Liens incurred in the Ordinary Course of Business or Liens on assets having an aggregate value of less than $50,000;

(e) Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(f) Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

(g) Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $50,000 in the aggregate, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

(h) Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(i) Target has not transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(j) Target has not issued, sold, or otherwise disposed of any of its equity (other than in connection with the exercise of options outstanding on the date of this Agreement in compliance with the terms of such options), or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity;

(k) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its equity (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity;

(l) Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(m) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(n) Target has not granted any increase in the base compensation of any of its directors, officers, and employees other than as provided for in any written agreements or in the Ordinary Course of Business;

(o) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target, that would constitute a Material Adverse Effect with respect to Target or Target’s Business or operations; and

(p) Target has not committed to do any of the foregoing except as expressly required by this Agreement.

4.10 Undisclosed Liabilities. Except as set forth in Section 4.10 of the Disclosure Schedule, Target has no material Liability of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Financial Statements in the Ordinary Course of Business (none of which, to the Knowledge of Seller, results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.11 Legal Compliance. Target has complied in all material respects with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof).

4.12 Tax Matters.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, Target has timely filed all Tax Returns that it was required to file under applicable Law. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been timely paid. Except as set forth in Section 4.12 of the Disclosure Schedule, Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the stock or assets of Target.

(b) Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Tax forms, including IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target. Target has not during the past three years received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Target has not filed Tax Returns) any written notice of deficiency or proposed adjustment for any amount of Tax by any taxing authority against Target. Section 4.12(c) of the Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to any of Target for taxable periods ended on or after December 31, 2023, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. No Seller or director or officer has been contacted in writing regarding the potential examination of Tax Returns of Target or the assessment of any additional Taxes against Target. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target filed or received since January 1, 2023.

(d) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e) Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target), and (B) does not have any Liability for the Taxes of any Person (other than Target) under Reg. Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. Target has not participated in a reportable transaction within the meaning of Code Section 6111 or 6662.

(f) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction on or prior to the Closing Date or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) accrued on or prior to the Closing Date;

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election under Code Section 108(i) made on or prior to the Closing Date; or

(vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(g) Target has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(h) Target is not and has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Reg. Section 1.6011-4(b).

(i) Except as set forth in Section 4.12(i) of the Disclosure Schedule, Target has not received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(j) Target is not party to any Tax allocation or Tax sharing agreement, is not bound by any such agreement, and is not required to make any payment pursuant to any such agreement, in each case excluding any commercial contract entered into in the Ordinary Course of Business, the principal purpose of which does not relate to Taxes.

(k) Target does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(l) Target is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that is nondeductible by reason of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax Law) in connection with the transactions contemplated by this Agreement.

(m) Target has never been an S corporation within the meaning of Code Section 1361 or a qualified subchapter S subsidiary within the meaning of Treasury Regulations Section 1.1361-2.

(n) Target has collected and remitted to the appropriate Governmental Authorities all Taxes payable with respect to services provided, or tangible personal property transferred, to its customers.

(o) Except as indicated at Section 4.12(o) of the Disclosure Schedule, Target has correctly classified each individual who has provided services to the Company as an employee or independent contractor for Tax purposes.

(p) Target’s unpaid Taxes (i) did not, as of July 31, 2025, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Most Recent Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns.

(q) Target validly converted from a Delaware limited liability company to a Delaware corporation on November 13, 2023. Pursuant to Treasury Regulation Section 301.7701-3(g)(1)(i), Target has been treated as a corporation for federal and state income Tax purposes since such date.

4.13 Real Property.

(a) Section 4.13 of the Disclosure Schedule sets forth a complete and correct list of all real property leased by the Company or otherwise occupied by the Company and lists each lease (the “Company Real Properties”). The Company does not and has never owned any real property.

(b) All leases of Company Real Property under which the Company, as lessee, leases any material Company Real Property (each, a “Lease”), are valid, binding and enforceable against the Company in accordance with their respective terms (subject to the Enforceability Exceptions), and the Company has a valid leasehold interests to all material Company Real Property leased by it, there is not under any such Lease any material existing default by the Company, and all rent and other sums and charges due and payable under such lease have been paid.

(c) There are no Persons in possession of any portion of any of the Company Real Property owned or leased by the Company other than the Company, and no Person other than the Company has the right to use or occupy for any purpose any portion of any of the Company Real Property owned or leased by the Company, except in each case as would not, individually or in the aggregate, impair in any material respect the Company’s use of such Company Real Property.

(d) Target’s possession and quiet enjoyment of the Company Real Property under such Lease has not been disturbed and there are no material disputes with respect to such Lease.

(e) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Company Real Property or any portion thereof.

4.14 Intellectual Property.

(a) Target owns and possesses or has the right to access and use pursuant to a valid and enforceable written license, sublicense, agreement, covenant not to sue, or permission all Intellectual Property used in the operation of the business of Target as presently conducted (the “Target IP”). Except as set forth on Section 4.14(a) of the Disclosure Schedules, each item of Target IP will be owned or available for access and use under written license, sublicense, agreement, covenant not to sue, or permission by Target on identical terms and conditions immediately subsequent to the Closing.

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, Target is not interfering with, infringing upon, misappropriating, or otherwise violating, any Intellectual Property rights of third parties which would result in a Material Adverse Effect and Target has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, dilution, or conflict (including any claim that Target must license or refrain from accessing or using any Intellectual Property rights of any third party) which, if true, would have resulted in a Material Adverse Effect. To the Knowledge of the Company, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Target IP. This Section 4.14(b) constitutes the sole representation and warranty of the Company under this Agreement with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property.

(c) Section 4.14(c) of the Disclosure Schedule sets forth a complete and accurate list of all United States and foreign patents, registered trademarks, domain names, registered copyrights, or any other registration that has been issued to Target with respect to any of its Intellectual Property (“Registered IP”), identifies each pending application or registration that Target has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, covenant not to sue, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date) required to be set forth in Section 4.14(c) of the Disclosure Schedules and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item required to be disclosed in Section 4.14(c) of the Disclosure Schedules. Section 4.14(c) of the Disclosure Schedule also identifies each (i) material unregistered trademark, service mark, logo, slogan, trade name, corporate name, Internet domain name, or other brand identifier and (ii) each material computer software application (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $25,000 each, or, in the case of subscription based licenses, $25,000 per year for all such licenses in the aggregate) owned by the Target and used by Target in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 4.14(c) of the Disclosure Schedule:

(i) Target owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding access, use, or disclosure, except for the terms of any license, sublicense, agreement, covenant not to sue, or other permission disclosed in Section 4.14(c) of the Disclosure Schedule;

(ii) To the Knowledge of the Company, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, access, use, or ownership of the item;

(d) Section 4.14(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target accesses or uses pursuant to license, sublicense, agreement, covenant not to sue, or permission (“Licensed IP”). Target has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (each as amended to date). With respect to each item of Intellectual Property identified in Section 4.14(d) of the Disclosure Schedule:

(i) the license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect (subject to the Enforceability Exceptions);

(ii) the license, sublicense, agreement, covenant not to sue, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the Transactions (subject to the Enforceability Exceptions);

(iii) no party to the license, sublicense, agreement, covenant not to sue, or permission is in material breach or default, and to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iv) to the Knowledge of the Company, no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any provision thereof;

(v) to the Knowledge of the Company, with respect to each sublicense, the representations and warranties set forth in Subsections 4.14(a) through 4.14(d) above are true and correct with respect to the underlying license;

(vi) to the Knowledge of the Company, the Licensed IP is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge that would have a Material Adverse Effect;

(vii) to the Knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, or enforceability of the Licensed IP; and

(viii) Target has not granted any sublicense or similar right under any license, sublicense, agreement, covenant not to sue, or permission required to be disclosed in Section 4.14(d) of the Disclosure Schedule.

(e) Target has taken all commercially reasonable actions to maintain and protect all Registered IP of the of Target currently used in the business of Target.

(f) [reserved]

(g) Each current and former employee, consultant, director, officer and independent contractor of the Target who has created any material portion of, or otherwise who would have any rights in or to any material portion of, the Target IP, has entered into a valid and enforceable written agreement assigning to the Target all Intellectual Property created by such Person in the course of such Person’s employment by or engagement with the Target, subject to customary exceptions. To the Knowledge of the Company, no current or former employee, consultant, or independent contractor of the Target is in violation of such agreement.

(h) Except as set forth in Section 4.14(h) of the Disclosure Schedule, Target has not disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Target IP, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.

(i) The Target IP does not contain any computer code designed to maliciously disrupt, disable or harm in any manner that would violate applicable Laws in the operation by a third party of any software or hardware owned by the Company and provided via license to such third party.

(j) To the Knowledge of the Company, no Intellectual Property of Target is subject to any license terms that (i) require, or condition the use or distribution of any Target IP on the disclosure, licensing or distribution of any source code for any portion of such Intellectual Property or (ii) otherwise impose any limitation, restriction or condition on the right or ability of Target to use or distribute any Target IP.

4.15 Contracts. Section 4.15 of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party (collectively, the “Material Contracts”):

(a) any agreement (or group of related agreements) for the purchase or sale of products, or other personal property, or for the furnishing or receipt of services, the performance of which will involve consideration in excess of $50,000;

(b) any partnership or joint venture agreement;

(c) any agreement under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000;

(d) any collective bargaining agreement;

(e) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing for annual compensation in excess of $100,000 or providing severance benefits in excess of $50,000.

(f) any settlement, conciliation or similar agreement with any Governmental Authority;

(g) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding $50,000;

(h) any agreement under which the consequences of a termination could have a Material Adverse Effect; and

(i) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Sellers have delivered to Buyer a correct and complete copy of each Material Contract. With respect to each such Material Contract, the Company is not, and to the Knowledge of the Company, the other party is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration under the agreement. To the Knowledge of the Company, Target is not a party to any oral agreement.

4.16 Accounts Receivable. To the Knowledge of the Company, all accounts receivable of Target outstanding as of the Effective Date are reflected accurately on the Target’s books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent Balance Sheet (including any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.

4.17 Powers of Attorney. To the Knowledge of Seller, there are no outstanding powers of attorney executed by or on behalf of Target.

4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of each material insurance policy (including material policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target is a party, a named insured, or otherwise the beneficiary of coverage. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such policy.

4.19 Litigation. Except as set forth in Section 4.19 of the Disclosure Schedule, there is no (a) outstanding injunction, judgment, order, decree, ruling, or charge against or affecting the Company or any of its properties or assets, or (b) Legal Proceeding pending or, to the Knowledge of the Company, threatened against or by the Company affecting any of the Company’s properties or assets.

4.20 Employees.

(a) Except as set forth on Section 4.20(a) of the Disclosure Schedules, with respect to the business of Target:

(i) there is no collective bargaining agreement or relationship with any labor organization;

(ii) to the Knowledge of the Company, no executive officer of Target (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides the Company that would materially interfere with the performance of such employee’s employment duties for the Company;

(iii) during the last three (3) years, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iv) to the Knowledge of the Company, no union organizing or decertification efforts are underway or threatened;

(v) to the Knowledge of the Company, no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or threatened;

(vi) to the Knowledge of the Company, there is no workman’s compensation liability, experience or matter pending and unresolved outside the Ordinary Course of Business; and

(vii) to the Knowledge of the Company, there is no employment-related charge, filed written complaint, written grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Target (or its officers or directors) of any employment-related law, regulation or contract.

(b) To the extent permissible under applicable Law, Section 4.20(b) of the Disclosure Schedule sets forth, for each employee, officer and individual who is an independent contractor of Target as of the date hereof, his or her (i) name, (ii) rate of pay or annual compensation (including actual or potential bonus payments and the terms of any commission payments or programs), (iii) title(s) (including whether full-time or part-time), (iv) status of employment or engagement, (v) date of hire or engagement, (vi) annual vacation, sick and other paid time off allowance, (vii) amount of accrued vacation, sick and other paid time off, (viii) description of other fringe benefits, (ix) terms of severance benefits, (x) status as independent contractor or employee, (xi) status as exempt or non-exempt, and (xii) work visa status. Any

Person currently or formerly performing services for Target since Target’s formation as an independent contractor has been correctly classified as an independent contractor. Any Person currently or formerly performing services for Target as an exempt employee since Target’s formation has been correctly classified as exempt. Except as set forth in Section 4.20(b) of the Disclosure Schedule, Target has never leased any employees from any other Person.

(c) Except as set forth in Section 4.20(c) of the Disclosure Schedule, (i) there are no employment contracts or severance agreements with any employees of Target, and (ii) there are no written personnel policies, rules, or procedures applicable to employees of Target. True and complete copies of all documents listed in Section 4.20(c) of the Disclosure Schedules have been provided to Buyer prior to the date of this Agreement. Target has adequately reserved an amount sufficient to pay any amounts due to employees through the Closing Date pursuant to the employment contracts and severance agreements (if any) set forth on Schedule 4.20(c).

(d) All of the current employees of the Company have entered into a confidentiality agreement or non-disclosure agreement with the Company, copies of all such agreements have been made available to Buyer. To the Knowledge of the Company, no employee, officer or independent contractor of Target is in material violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, non-solicitation, or inventions assignment agreement. Target is and since its formation has been in material compliance with all applicable Laws with respect to any aspect of the employment or engagement of its employees, officers and independent contractors, including with respect to employment practices, terms and conditions of employment, wage and hours, hiring practices, background checks, parental and family leave and pay, non-discrimination in employment, workers compensation and the health and safety at work of its employees, and there are no claims pending or, to the Knowledge of the Company, threatened by any present or past employee or independent contractor of Target in respect of employment or engagement, any accident or injury or any unsatisfied obligations by Target.

(e) With respect to this Transaction, any notice required under any applicable Law has been, or prior to the Closing Date will be, given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past three (3) years, Target has not implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to Buyer.

(f) Target is in material compliance with and has materially complied with all state and federal immigration laws and regulations, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Target is not currently and has not been the subject of any proceeding by the U.S. Department of Homeland Security, the U.S. Citizenship and Immigration Services, the U.S. Department of Justice, the U.S. Department of Commerce, or any state or local agency or authority or the equivalent thereof relating to the work authorizations or other required authorizations of its employees.

(g) Target is in material compliance in all respects with applicable workers’ compensation laws and has paid in full all amounts owing pursuant thereto and there are no outstanding or pending assessments, levies or penalties thereunder.

4.21 Employee Benefits.

(a) Section 4.21 of the Disclosure Schedule lists each material Employee Benefit Plan currently in effect.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(ii) All material contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments due have been paid or accrued with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and which has not been revoked, and to the Knowledge of Seller, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(iv) To the Knowledge of Seller, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate which could subject any Employee Benefit Plan or any related trust, the Target or any Person that the Target has an obligation to indemnify, to any material Tax or penalty under Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of the Company, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan which could reasonably be expected to result in any material Liability to the Target. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened and the Company does not have any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

(v) Target has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan in each case, as applicable.

(vi) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)). No asset of any Employee Benefit Plan is subject to any Lien under ERISA or the Code.

(vii) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(b) Except as set forth in Section 4.21 of the Disclosure Schedule, Target does not maintain, contribute to or have an obligation to contribute to, or have any Liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Target or of any other Person other than in accordance with COBRA.

(c) The consummation of the Transactions will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan.

(d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” subject to Code Section 409A (and, for the avoidance of doubt, does not qualify for an exclusion therefrom) complies with the requirements of Code Section 409A and any Internal Revenue Service guidance issued thereunder. Target has no actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Code Section 409A(a)(1)(B).

4.22 Privacy.

(a) Except as otherwise set forth in Section 4.22(a) of the Disclosure Schedules, the Company is and has been in compliance in all material respects with (i) all applicable Law relating to all personally identifiable consumer data, children’s data, consumer financial data, employee data, or other requirements concerning data privacy or data security relating to the foregoing types of information (“Consumer Privacy Laws”), including the California Consumer Privacy Act (CA Civ Code § 1798.100 et. seq.), the Colorado Privacy Act (CO § 6-1-1301, et. Seq.), the California Invasion of Privacy Act (Cal. Penal Code § 630 et seq.), and any implementing regulations, including the California Consumer Privacy Act Regulations (CCR Title 11 § 7000 et. seq.), and (ii) all applicable terms and conditions of any Material Contract to which the Company is a party pertaining to the maintenance, use, disclosure or transmission of personally identifiable consumer data, children’s data, consumer financial data, employee data, or other personal information made available to or collected by the Company in connection with the operation of its business, including any cross contextual behavioral advertising data collection and processing (“Consumer Privacy Commitments”). The Company has, in all material respects: (x) implemented all confidentiality, security, training, contracts, confidentiality agreements, and other protective measures that are applicable to the Company and required by those Consumer Privacy Commitments, and (y) obtained the requisite consents required, provided adequate notices, responded to consumer access requests (as defined by

Consumer Privacy Laws), as well as collected, maintained, deleted, and used at all times all “personal data”, “personal information” or “personally identifiable information” (as such terms are defined in applicable Consumer Privacy Laws) made available to or collected by the Company in connection with the operation of its business, in compliance in all material respects with the Consumer Privacy Commitments.

(b) To the Knowledge of the Company, the Company has not experienced any breach of privacy, security or confidentiality with respect to such information that required notification to affected individuals or regulators.

(c) The Company has not received any written communication from any Governmental Authority with respect to a material violation of applicable Consumer Privacy Laws by the Company. To the Knowledge of the Company, there is no threatened litigation or investigation, enforcement proceeding by any Governmental Authority, or any pending class actions with respect to a violation of Consumer Privacy Laws.

4.23 CFIUS. To the Company’s Knowledge, the Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

4.24 Environmental Laws. Except as would not have a Material Adverse Effect, the Company Real Properties are in compliance in all material respects with applicable Environmental Laws. Except as would not have a Material Adverse Effect, within the past three years, the Company has not received any written notice, demand, request for information, citation, summons, complaint or order, writ, judgment, injunction, subpoena indictment, decree, stipulation, determination or award entered by or with any federal, state, local or foreign governmental or regulatory authority, agency or commission, court or other legislative, executive or judicial governmental entity, including any self-regulatory organization, that remains outstanding alleging material violations of any Environmental Laws. To Seller’s Knowledge, none of the Company Real Properties has been used for the disposal of hazardous or toxic waste, petroleum product, polychlorinated biphenyl, asbestos or asbestos containing material, chemical, pollutant, contaminant, pesticide, radioactive substance, or other hazardous or toxic substance regulated under any Environmental Laws in material violation of applicable Environmental Laws.

4.25 Certain Business Relationships with Target. Except as set forth in Section 4.24 of the Disclosure Schedule, none of the Sellers or any of Target’s officers has been involved in any material business arrangement or relationship with Target within the past twelve (12) months (other than as employees, consultants, directors and shareholders of Target), and none of the Sellers or any of Target’s officers owns any material asset, tangible or intangible, that is used in the Business.

4.26 Ad Traffic.

(a) To the Knowledge of the Company, the Company has not, directly or indirectly: (i) engaged in, authorized, or knowingly benefited from any click fraud, ad fraud, or other fraudulent or deceptive practices designed to artificially inflate website traffic, user engagement, performance metrics, or similar indicators, (ii) used or deployed any bots, botnets, click farms, automated scripts, or other non-human or fraudulent means to generate traffic, clicks, impressions, conversions, user accounts, reviews, ratings, or other engagement metrics, or (iii) knowingly purchased, acquired, or contracted for invalid traffic, fake users, or fraudulently generated activity from any third party. To the Knowledge of the Company, no third party acting on behalf of the Company has engaged in any such conduct. Notwithstanding the foregoing, the Parties acknowledge and agree that the representations in this Section 4.26 shall apply solely to the Company’s own proprietary media buying, lead generation, and promotional activities. These representations shall not apply to any traffic, engagement, or metrics generated independently by third-party customers, licensees, or end-users using the Company’s technology platform or ad-serving tools on a self-service or SaaS basis, provided that the Company has not knowingly or intentionally facilitated such fraudulent practices by such third parties.

(b) The Company has not received any written notice, written claim, or written allegation from any Governmental Authority alleging click fraud, ad fraud, invalid traffic, fake engagement, or similar policy violations.

4.27 Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

Section 5. Additional Covenants and Agreements.

5.1 General. From the Effective Date through the Closing (such period, the “Pre-Closing Period”), and with a view towards consummation of the Transactions and a smooth transition of managerial and supervisory functions following the Closing, Target agrees to: (a) discuss with Buyer any material operational decisions relating to the Business which is not in the Company’s Ordinary Course of Business; (b) allow Buyer and its representatives reasonable access to the Business, management and books and records of Target and the Business at reasonable times upon reasonable prior notice; (c) continue to maintain books and records of the Business consistent with past practice; and (d) provide access to the books and records of the Business as deemed necessary by Buyer; provided, in each case, that the foregoing shall be conducted in such a manner as not to interfere with the normal operations of the Company.

5.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any Transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor). In the event that Section 6.4 applies to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand covered by this Section 5.2, then the provisions of Section 6.4 shall supersede this Section 5.2.

5.3 Continuing Business. For a period of two years from and after the Closing Date, no Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. During such period Seller will refer all customer inquiries relating to the Business to Target or Buyer from and after the Closing.

5.4 Confidentiality.

(a) From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use reasonable efforts to cause its representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of his Affiliates or their respective representatives; or (b) is lawfully acquired by Seller, any of his Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify Buyer in writing so that Buyer may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and, to the extent permitted by law, the applicable Seller (or its Affiliates) shall cooperate with Buyer to obtain such protective order at Buyer’s expense. If such protective order or other remedy or protection is not obtained, the applicable Seller (and its Affiliates) shall be permitted to disclose such information, but shall use reasonable efforts to disclose and only that portion of the information that is legally requested or required to be disclosed.

(b) Buyer acknowledges and agrees that the confidentiality agreement entered into by and among Buyer and Target prior to the date hereof (the “NDA”) remains in full force and effect until Closing and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the NDA, information provided to Buyer pursuant to this Agreement until the Closing is consummated. If this Agreement is, for any reason, terminated prior to the Closing, the NDA and the provisions of this Section 5.4(b) shall nonetheless continue in full force and effect.

5.5 Covenant Not to Compete.

(a) For a period of three (3) years from and after the Closing Date, each Seller, shall not, and shall use reasonable efforts to cause their respective affiliates not to, engage directly or indirectly in the Business in North America, other than as employees or independent contractors of Buyer or Target; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(b) Notwithstanding the foregoing, the Parties acknowledge and agree that none of the restrictive covenants set forth in this Section 5.5 shall apply to:

(i) Existing Business Operations: Adtelligent Holdings Limited and its Affiliates (the “Adtelligent Group”) may continue to operate, support, and renew all commercial agreements, client relationships, and software licenses existing as of the Closing Date. The restrictions herein shall apply only to the execution of the new software license agreements executed after the Closing Date.

(ii) Core Ad-Network Activities: The Adtelligent Group may continue to engage in its “ad-network” and “ad-exchange” business models, including the facilitation of media buying and selling, provided such activities do not involve the direct licensing of the Target’s proprietary technology to competitors in North America.

(iii) Global Software Licensing: The Adtelligent Group companies may continue to license and provide its technology platform and services to any entity incorporated or having its principal place of business outside of North America (a “Foreign Licensee”). The Parties acknowledge and agree that the processing, routing, or serving of advertising traffic by the Adtelligent Group companies in connection with a Foreign Licensee’s business shall not constitute a breach of this Section 5.5, regardless of the geographic origin of such traffic or the location of the end-users.

(iv) Global Enterprise & MNC Collaboration: The Adtelligent Group may engage with multinational corporations and top-tier device manufacturers (collectively, “MNCs”) outside of the North American market, inclusively with the right to directly license its technology to the same MNC for all territories outside of North America. In the event an MNC seeks technology services specifically for the North American market (e.g., US-based entities or US-specific TV inventory), the applicable member of the Adtelligent Group shall use reasonable efforts to refer such business to the Target or the Buyer or contract through the Target or the Buyer as the primary service provider. The Parties shall cooperate in good faith to provide a mutually beneficial and unified global solution to such MNCs, ensuring that the applicable member of the Adtelligent Group’s international operations and the Target’s North American operations are integrated where technically necessary for the client’s worldwide traffic.

(c) For any new business activity that is materially distinct in nature and scope from the activities set forth in subsections (i) through (iv) above and involves targeting and establishing a substantial commercial presence within North America, Seller shall submit a written request for consent to Buyer (email being sufficient). Promptly upon receipt of Seller’s written request for consent, Buyer shall confirm receipt thereof and, within ten (10) business days of such Buyer confirmation, consent or object to such written request (email being sufficient). Any objection must be based on a reasonable determination that such activity creates a material competitive conflict with the Business in North America.

(d) For purposes of clarity, the exemptions set forth in this Section 5.5 (i)-(iv) shall apply to members of the Adtelligent Group. In the event of any conflict between this Section 5.5 and any individual Agreement, between the Buyer and any of the members of the Adtelligent Group, the terms of this Section 5.5 shall prevail.

(e) Notwithstanding the foregoing, the Parties acknowledge and agree that none of the restrictive covenants set forth in this Section 5.5 shall apply to Founder 2 with respect to any activity that would otherwise be prohibited by this Section 5.5 so long as the activity is outside the scope of services such party agreed to provide pursuant to that Consulting Agreement entered into of even date herewith between such party and the Company.

5.6 Operation of the Business. Except as (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Law, or (iii) as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), during the Pre-Closing Period, or if applicable, prior to the termination of this Agreement, as provided herein, Sellers shall:

(a) conduct the Business in a manner substantially consistent with the Company’s Ordinary Course of Business;

(b) not create, incur, assume or suffer to exist, any Lien of any kind upon the Stock;

(c) unless consistent with the Company’s Ordinary Course of Business, not amend or modify any Material Contract;

(d) unless consistent with the Company’s Ordinary Course of Business, not sell lease, assign, transfer or otherwise dispose of any material assets of the Business;

(e) not enter into any agreement to do any of the foregoing;

(f) not make or change any Tax election related to the Company without the prior written consent of Buyer;

(g) not amend any Tax Return of the Company without the prior written consent of Buyer; and

(h) not take any action that would reasonably be expected to have a Material Adverse Effect.

5.7 [Reserved]

5.8 280G Approval. Prior to the Closing Date, the Company shall use reasonable best efforts to (a) secure from each Person who the Company reasonably believes is, or could reasonably be expected to be as of the Closing Date, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) and that the Company reasonably believes has a right to any payments and/or benefits that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) and would result in the imposition of an excise Tax on such individual pursuant to Section 4999 of the Code, a written waiver of such Person’s rights to any such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” (within the meaning of Section 280G of the Code) and (b) solicit the approval of the stockholders of the Company as per applicable Law, to the extent and in the manner permitted under Sections 280G of the Code and the regulations promulgated thereunder, in order to pay any Waived 280G Benefits. None of the Waived 280G Benefits shall be paid if such payment is not approved by the stockholders of the Company as contemplated above. If applicable, prior to the Closing Date, the Company shall deliver to Buyer evidence satisfactory to Buyer that an affirmative vote of the stockholders of the Company was received in conformance with Section 280G of the Code and the regulations promulgated thereunder, or that such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided. The Company shall provide Buyer and its counsel with a copy of the waiver agreement and the stockholders of the Company approval materials contemplated by this Section 5.8 (the review and approval of which shall not be unreasonably withheld, conditioned, or delayed) no less than five (5) Business Days prior to delivery to each “disqualified individual,” and the stockholders of the Company, respectively, and the Company shall consider in good faith any changes to such documents as reasonably requested by Buyer or its counsel. No less than ten (10) Business Days prior to the Closing, to the extent Buyer will communicate the terms of any new employment offers for any “disqualified individual” prior to the Closing, Buyer or its counsel shall provide the Company with the written terms of such new employment offers.

5.9 Third-Party Consents. Closing of the Transactions shall be subject to the Parties obtaining all required consents from third parties (each, a “Third-Party Consent”) and each Party shall comply with all commercially reasonable requests of the other Parties, which are necessary to obtain such third party consents. The fees and expenses associated with obtaining such Third-Party Consents shall be borne by Seller; provided that Seller shall not be in breach of this agreement if it declines to pay any fees, expenses or other charges in excess of $5,000 that may be demanded by any third party in exchange for providing its consent.

5.10 Commercially Reasonable Efforts. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including, but not limited to, the obtaining of any regulatory approvals, the obtaining of Third-Party Consents, and the satisfaction of all conditions precedent to Closing.

5.11 [Intentionally omitted]

5.12 Notice of Certain Events.

(a) During the Pre-Closing Period, each Party shall promptly notify the other Parties in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by such Party hereunder not being true and correct; or (C) would be reasonably expected to cause a condition precedent to Closing set forth in Article 8 to not be satisfied.

(ii) any notice or other communication from any Governmental Authority in connection with the Transactions.

(b) A Party’s receipt of information pursuant to this Section 5.12 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by another Party in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

5.13 Further Assurances. Sellers, from time to time after the Closing, at Buyer’s reasonable request, shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications and further assurances as may be reasonably required to carry out the provisions hereof and give effect to Buyer’s acquisition of the Common Stock and the consummation of the Transactions.

5.14 Disclosure Schedules. From time to time prior to the Closing, the Target and each Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions to Closing set forth in this Agreement have been satisfied; provided, however, that if as a result of the matters disclosed in such Schedule Supplement, Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 6 with respect to such matter.

5.15 Publicity. During the Pre-Closing Period, any public disclosures or announcements relating to this Agreement or the Transactions will be made only as may be agreed upon in writing by Sellers’ Representative and Buyer, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system. Following the Closing, no Party shall issue any press releases or public announcements setting forth the specific terms of this Agreement or the Transactions without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system or as may be reasonably necessary to enforce any rights under this Agreement. Nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and each Party and its Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders, partners, members and/or investors, without the prior written consent of the other Parties.

5.16 Continued Listing. From the Effective Date until one (1) year following the end of the final Earnout Period, Buyer shall not take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Nasdaq Capital Market, unless the Common Stock is immediately thereafter traded on another SEC-recognized national securities exchange.

5.17 Director & Officer Indemnification.

(a) Buyer agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company (collectively the “Covered Officers”), as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.17(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) Immediately prior to the Closing Date, Sellers shall, or shall cause the Company to, obtain policies of directors’ and officers’ liability insurance covering the Covered Officers, which policies shall have substantially similar coverage to that maintained by the Company for its own officers and directors, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “Tail Policy”). The Tail Policy shall be maintained in effect for a period of 6 years following the Closing Date. The Buyer and the Sellers will bear equally the fees and expenses of the Tail Policy.

Section 6. Remedies for Breaches of This Agreement.

6.1 Survival of Representations and Warranties.

All of the representations and warranties contained in Section 3 and Section 4 of this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the execution and delivery hereof and thereof for a period of one (1) year after the Closing Date, provided that the representations and warranties set forth in Section 4.14 (Intellectual Property), Section 4.20 (Employees), Section 4.22 (Privacy) and Section 4.26 (Ad Traffic) (collectively, the “Limited Survival Representations”) shall survive the Closing for three (3) years thereafter, and further provided that the representations and warranties set forth in Section 3.1(a) (Authorization of Transaction), Section 3.1(b) (Non-Contravention), Section

3.2(a) (Organization and Qualification), Section 3.2(b) (Authorization and Validity of Agreement), Section 4.3 (Non-Contravention) and Section 4.12 (Tax Matters) (collectively, the “Fundamental Representations”) shall survive the Closing for five (5) years thereafter or the expiration of the applicable statute of limitations, whichever is later.

6.2 Indemnification by Sellers.

(a) Subject to the other terms and conditions of this Section 6, each Seller shall defend, reimburse, indemnify and hold harmless Buyer and its respective Affiliates, shareholders, members, directors, managers, officers, employees and agents (each such Person being referred to as a “Seller Indemnified Party”; and collectively, the “Seller Indemnified Parties”), against and in respect of any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(i) the failure of any representation or warranty of such Seller contained in this Agreement to be true, correct and complete as of the date such representation or warranty was made and as of the Closing Date (other than a representation or warranty which, by its express term, is made solely as of a specified date, the failure of such representation or warranty to be true, correct and complete as of such specified date), except for any representation or warranty of such Seller set forth in Section 3.1 of this Agreement;

(ii) any breach or non-performance of any covenant or agreement of such Seller set forth in this Agreement or in any of the other Transaction Documents that, by its terms, is to be performed by such Seller after the Closing Date.

(iii) the claims of any Broker or other Person acting in a similar capacity on behalf of such Seller in connection with the Transactions;

(iv) intentional misconduct, intentional misrepresentation or Fraud committed by such Seller;

(v) any Indebtedness of the Company outstanding as of the Closing Date or any of the Transaction Expenses, in each case to the extent not paid at the Closing; or

(vi) except to the extent taken into account for purposes of determining the amount of any adjustment pursuant to Section 2.3, (1) all Taxes (or the non-payment thereof) of Target for any Pre-Closing Tax Period, including any Taxes attributable to Target’s failure to file Tax Returns in any jurisdiction in which Target may have created nexus, whether or not such jurisdiction has issued a nexus inquiry, (2) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (3) any and all Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

The obligation of each Seller to provide indemnification under Section 6.2(a)(i), (iii), (v) and (vi) shall be pro rata in accordance with the portion of the Purchase Price actually received by such Seller (such Seller’s “Pro Rata Share”), subject to the limitations set forth in Section 6.6. The obligation to provide indemnification pursuant to Section 6.2(a)(ii) and 6.2(a)(iv) shall be borne solely by the Seller to whom such representation, covenant, obligation or conduct, as applicable, relates. Each Seller’s obligation to provide indemnification pursuant to this Section 6.2(a) shall be several and not joint.

(b) Subject to the other terms and conditions of this Section 6, each Seller shall, severally and not jointly, defend, reimburse, indemnify and hold harmless the Seller Indemnified Parties, against and in respect of any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Parties based upon, arising out of, with respect to or by reason of the failure of any representation or warranty of such Seller contained in Section 3.1 of this Agreement to be true, correct and complete as of the date such representation or warranty was made and as of the Closing Date (other than a representation or warranty which, by its express term, is made solely as of a specified date, the failure of such representation or warranty to be true, correct and complete as of such specified date).

6.3 Indemnification by Buyer.

(a) Subject to the other terms and conditions of this Section 6, Buyer shall defend, reimburse, indemnify and hold harmless each Seller (“Buyer Indemnified Party”), against and in respect of any and all Losses incurred or sustained by, or imposed upon, any of Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(i) the failure of any representation or warranty of Buyer contained in the Transaction Documents to be true, correct and complete as of the date such representation or warranty was made and as of the Closing Date (other than a representation or warranty which, by its express term, is made solely as of a specified date, the failure of such representation or warranty to be true, correct and complete as of such specified date);

(ii) any breach or non-performance of any covenant or agreement of Buyer set forth in this Agreement or in any of the other Transaction Documents that, by its terms, is to be performed by Buyer after the Closing Date; or

(iii) the claims of any Broker or other Person acting in a similar capacity on behalf of Buyer in connection with the Transactions.

6.4 Matters Involving Third Parties.

(a) If any third party notifies any Seller Indemnified Party or Buyer Indemnified Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 6.4, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will conduct the defense of the Third-Party Claim, and (ii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 6.4(b) above, (i) the Indemnifying Party shall have the right to settle such Third-Party Claim; provided, that the settlement (x) does not involve the imposition of an injunction or other equitable relief on the Indemnified Party and (y) expressly and unconditionally releases the Indemnified Party from all Losses with respect to such Third-Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice and (ii) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim (subject to the Indemnifying Party’s right to control) and (iii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party.

(d) If notice of intent to dispute and defend is not given by the Indemnifying Party within the time period referenced above in Section 6.4(b)(i), or if the Indemnifying Party fails to conduct or ceases to conduct a diligent good faith defense of the Third-Party Claim, then the Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such Third-Party Claim (exercising reasonable business judgment) in its reasonable discretion; provided that in no event will the Indemnifying Party have any liability for, or obligation to pay, any Losses arising out of any entry of any judgment on, or any settlement entered into with respect to, any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

6.5 Other Indemnification Provisions. Each Seller hereby agrees that it will not make any claim for indemnification against Target by reason of the fact that such Seller was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand with respect to which such Seller has an obligation to indemnify any Seller Indemnified Party under this Section 6.

6.6 Limitations on Indemnification. Notwithstanding anything to the contrary in this Section 6 or elsewhere in this Agreement:

(a) The aggregate amount of all Losses for which each Seller shall be liable pursuant to Section 6.2(a)(i) or Section 6.2(b) based upon, arising out of, or by reason of any inaccuracy in or breach of non-Fundamental Representations shall not exceed twenty percent (20%) of such Seller’s Pro Rata Share of the Purchase Price, and the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.3(a)(i) based upon, arising out of, or by reason of any inaccuracy in or breach of non-Fundamental Representations shall not exceed twenty percent (20%) of the Purchase Price. In addition, each Seller’s maximum aggregate liability to Buyer with respect to all indemnification claims pursuant to this Section 6 shall not exceed such Seller’s Pro Rata Share of the Purchase Price, and Buyer’s maximum aggregate liability to Sellers with respect to all indemnification claims pursuant to this Section 6 shall not exceed the Purchase Price. The limitations set forth in this Section 6.6(a) shall not apply to Losses based upon, arising out of, or by reason of Fraud or Losses described in Sections 6.2(a)(iii), (iv), (v) or (vi) or Section 6.3(a)(iii). For clarity, the Limited Survival Representations are non-Fundamental Representations and shall be subject to the 20% cap set forth above in this paragraph.

(b) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(c) With respect to each indemnification obligation contained in this Section 6, the amount of any and all Losses shall be determined net of any amounts recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. Buyer shall use its commercially reasonable efforts to seek coverage under any available insurance policies against Losses and to recover under such insurance policies or under indemnity, contribution, or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary and subject to a final disposition of any disputed indemnification amounts, Buyer shall have the right, but not the obligation, to set off against any Earnout Amounts payable pursuant to Section 2.2 any amounts to which Buyer or any other Seller Indemnified Party may be entitled to indemnification, payment or reimbursement from the Sellers pursuant to this Agreement, in full or partial satisfaction of such obligation.

6.7 Exclusive Remedy. Except for claims based on Fraud in connection with the Transactions and the other Transaction Documents, the indemnification rights of each Indemnified Party under this Section 6 are the Parties’ sole and exclusive remedies with respect to any claims arising out of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant, except for a Party’s rights to seek specific performance, injunctive relief or other equitable relief. As such, the Parties hereto waive all other remedies otherwise available to such Parties save only remedies which by law may not be waived. Sellers and Buyer are the only Persons entitled to exercise any remedy provided by this Article 6, and Seller and Buyer for themselves and their respective Affiliates, release, waive and agree not to sue for every other remedy and/or claims, causes of action, liabilities or obligations of any kind, whether known or unknown, suspected or unsuspected, that any of them may have against any Person under this Agreement, the other Transaction Documents or any of the transactions contemplated hereby and thereby.

Section 7. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

7.1 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of Target for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.2 Responsibility for Filing Tax Returns.

(a) Sellers’ Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Target that are filed after the Closing Date for a Tax period that ends on or before the Closing Date. Each such Tax Return shall be prepared in a manner consistent with past practice of Target, including its historic method of accounting and the timing of items of income or deduction, except as otherwise required by applicable Law. Seller shall provide a draft of each such Tax Return (together with schedules, statements and, to the extent reasonably requested by Buyer, supporting documentation) to Buyer for Buyer’s review and comment at least thirty (30) days prior to the due date, including extensions, for the filing of such Tax Return, except that if such due date is less than thirty (30) days following the Closing Date, Seller shall deliver such draft to Buyer as soon as reasonably practicable. Buyer shall notify Seller in writing of any objection to any items in any such draft Tax Return within fifteen (15) days after receipt by Buyer of such draft Tax Return, and Seller shall consider in good faith any such objections raised by Buyer.

(b) Except for Tax Returns described in Section 7.2(a), Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of Target that Target is required to file after the Closing Date. Any such Tax Return relating to a Straddle Period (a “Straddle Period Return”) shall be prepared in a manner consistent with past practice of Target, including its historic method of accounting and the timing of items of income or deduction, except as otherwise required by applicable Law. Buyer shall, no less than thirty (30) days prior to the filing deadline for any such Straddle Period Return, including extensions (or if such due date is less than thirty (30) days following the Closing Date, as soon as reasonably practicable), (i) deliver a draft copy of such Straddle Period Return (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) to the Sellers’ Representative for the Sellers’ Representative’s review and comment. The Sellers’ Representative shall notify Buyer in writing of any objection to any items in any such draft Straddle Period Return within fifteen (15) days after receipt by the Sellers’ Representative of such draft Straddle Period Return, and Buyer shall consider in good faith any such objections raised by the Sellers’ Representative.

(c) Buyer covenants and agrees that Buyer is a U.S. corporation, which corporation will be included in a consolidated return with Target such that the taxable year of Target will end on the Closing Date for U.S. federal income tax purposes (and, to the maximum extent permitted by applicable Law, state and local income tax purposes). All U.S. federal income Tax Returns (and, to the maximum extent permitted by applicable Law, applicable state and local income Tax Returns), including such Tax Returns of Buyer and Target, shall be filed in a manner that is consistent with the foregoing. Buyer and the Sellers further agree that the U.S. federal income Tax Return of Target for such taxable period ending on the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and that (a) neither Buyer nor Target or any of their respective Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or foreign Tax Law, and (b) in accordance with Treasury Regulations Section 1.1502-76 and any analogous provision of state, local or foreign Tax Law, any Taxes arising out of, relating to, or resulting from any transactions or actions engaged in by Target that are not in the ordinary course of business at the direction of Buyer or any Affiliate thereof that occur on the Closing Date but after the Closing shall be allocable to the taxable period (or portion thereof) beginning after the Closing Date.

7.3 Tax Contests. Each Party shall promptly advise the other Party of the commencement of any Tax audit or proceeding (a “Tax Contest”) that could involve the Target’s Tax liability for any Pre-Closing Tax Period. The Sellers’ Representative shall have the right (but not the obligation) to represent the Target’s interests in any such Tax Contest and to employ counsel of its choice, but reasonably satisfactory to Buyer, at Sellers’ expense, to the extent the Tax Contest pertains to a Pre-Closing Tax Period. In such event, the Sellers’ Representative shall consult with and keep Buyer informed regarding the status of such Tax audit or other proceeding.

7.4 Tax Cooperation.

(a) Buyer, Target, and Sellers shall cooperate to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7 and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(b) Buyer and Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

(c) Buyer and Seller further agree, upon request, to use commercially reasonable efforts to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

7.5 Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.

7.6 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions shall be paid one-half by Seller and one-half by Buyer when due, and Buyer will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Seller will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.7 Tax Refunds. Any Tax refunds that are received by the Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, Target), and any amounts credited against any Tax to which the Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, Target) become entitled, that relate to any Pre-Closing Tax Period of Target shall be for the account of the Sellers, but only to the extent such refund or credit was not attributable to a carryback from a taxable period (or portion thereof) beginning after the Closing Date. Buyer will cause to be promptly paid to Seller the amount of any such Tax refund or the amount of any such credit within fifteen days after receipt or entitlement thereto.

7.8 Prohibited Actions. Following the Closing, none of the Buyer or any of its Affiliates shall (or shall cause or permit Target to): (i) amend any Tax Return filed with respect to a Pre-Closing Tax Period, (ii) file a Tax Return for Target for a Pre-Closing Tax Period for a type of Tax in a jurisdiction where Target has not previously filed a Tax Return for that type of Tax; (iii) initiate discussions or examinations with any Tax authority regarding Taxes of Target for any Pre-Closing Tax Period, (iv) make any voluntary disclosures for Target with respect to any Pre-Closing Tax Period under a voluntary disclosure agreement or similar program, or (v) make any Tax election or adopt a change in accounting method with respect to Target that has retroactive effect to any Pre-Closing Tax Period, or (vi) take any action to extend the applicable statute of limitations with respect to any Tax Returns of Target for a Pre-Closing Tax Period, in each such case without the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld.

Section 8. Conditions Precedent to Closing.

8.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Buyer in writing:

(a) Each representation and warranty of Seller and Target contained in (i) this Agreement and (ii) each other Transaction Document shall, if specifically qualified by materiality or Material Adverse Effect, be true and correct in all respects and, if not so qualified, be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of such date (other than those representations and warranties made as of a specific date, which shall be true and correct or true and correct in all material respects, as the case may be, as of such date).

(b) Sellers shall have performed in all material respects all of their respective obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement and the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date (other than those obligations and agreements that are qualified by materiality, which shall have been performed in all respects).

(c) Target shall have delivered to Buyer (i) a certificate, dated as of the Closing Date, signed by a duly authorized officer of Target, certifying as to the fulfillment of the conditions specified in Sections 8.1(a) and (b), (ii) a certificate of the secretary of Target, dated as of the Closing Date, certifying as to the names and signatures of all officers of Target having authority to execute and deliver the Transaction Documents to which Target is a Party.

(d) Since the Effective Date, nothing shall have occurred that has had or would reasonably be expected to have, a Material Adverse Effect.

(e) The Company shall deliver to Buyer an amendment to the Software Acquisition Agreement dated September 24, 2025 by and between Adtelligent, Inc. (“Adtelligent”) and the Company, duly executed by Adtelligent and the Company, in the form attached hereto as Schedule 8.1(e).

(f) The Company shall deliver to Buyer resignations of each member of the board of directors of the Company effective as of the Closing, in form and substance reasonably satisfactory to Buyer.

(g) The Company shall have at least $3,000,000 in Cash at Closing.

(h) Seller shall have delivered to Buyer the Employment Agreements.

(i) Seller shall have delivered to Buyer the Consulting Agreements.

(j) Seller shall have obtained the Third-Party Consents.

(k) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

8.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the Transactions are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Seller in writing:

(a) Each representation and warranty of Buyer contained in (i) Agreement and (ii) each other Transaction Document shall, if specifically qualified by materiality or Material Adverse Effect, be true and correct in all respects and, if not so qualified, be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of such date (other than those representations and warranties made as of a specific date, which shall be true and correct or true and correct in all material respects, as the case may be, as of such date).

(b) Buyer shall have performed in all material respects all of its obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement and each other Transaction Document shall be performed or complied with by it prior to or on the Closing Date (other than those obligations and agreements that are qualified by materiality, which shall have been performed in all respects).

(c) Buyer shall have delivered to Seller a certificate, dated the Closing Date, signed by a duly authorized officer of Buyer certifying as to (i) the fulfillment of the conditions specified in Sections 8.2(a) and (b), and (ii) the incumbency of each Person having authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is party.

(d) The Registration Rights Agreement shall have been executed and delivered by Buyer and complete copies thereof shall have been delivered to Sellers.

(e) Since the Effective Date, nothing shall have occurred had or would reasonably be expected to have, a Material Adverse Effect.

(f) The Common Stock shall continue to be listed and traded on the Nasdaq Capital Market, and Buyer shall not have received any written notice from the Nasdaq Capital Market regarding delisting or termination of trading of the Common Stock.

(g) Buyer shall have delivered to Seller counterparts of the Employment Agreements, executed by Buyer.

(h) Buyer shall have delivered to Seller counterparts of the Consulting Agreements, executed by Buyer.

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the Transactions.

8.3 Conditions Precedent to the Obligations of All Parties. The obligations of the Parties to consummate the Transactions are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Parties in writing:

(a) There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Authority, and there shall be no action, suit or proceeding pending or threatened, which: (i) makes or may make any Transaction Document or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; or (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Transactions.

(b) All approvals and consents by any Governmental Authority required in connection with the consummation of the Transactions shall have been obtained and shall be in full force and effect; all filings with any Governmental Authority, as are required in connection with the consummation of such Transactions, shall have been made; and all waiting periods, if any, applicable to the consummation of such Transactions imposed by any Governmental Authority shall have expired.

Section 9. Termination.

9.1 This Agreement may be terminated at any time prior to the Closing Date:

(a) By the written agreement of Buyer and Seller;

(b) By either Buyer or Seller, if the Closing shall not have occurred on or before February 13, 2026 (or such other date to which Buyer and Seller may agree in writing) (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party that has failed to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it (or the Company or Seller) prior to the Closing if such failure to perform or comply is curable;

(c) By Buyer, if Buyer is not then in material breach of any provision of this Agreement, upon a material breach of any representation or warranty of Sellers forth in this Agreement, or upon a material breach of any covenant or agreement of Sellers set forth in this Agreement; provided, however, that if such breach is curable by the Company or Seller prior to the End Date through the exercise of commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 9.1(c) prior to the End Date so long as the Company or Seller, as the case may be, continue to exercise commercially reasonable efforts to cure the breach (and then only if such breach has not been cured);

(d) By Seller, if the Company and Seller are not then in material breach of any provision of this Agreement, upon a material breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement; provided, however, that if such breach is curable by Buyer prior to the End Date through the exercise of commercially reasonable efforts, then Seller may not terminate this Agreement under this Section 9.1(d) prior to the End Date so long as Buyer continues to exercise commercially reasonable efforts to cure the breach (and then only if such breach has not been cured); or

(e) By Buyer or Seller, by written notice to the other, in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement and such order shall have become final and non-appealable.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall become void and have no effect, without any liability to any party, any Affiliates of such party or any of the officers, directors, shareholders, partners, members, managers, trustees, employees, agents, advisors, representatives of such party or its Affiliates in respect of this Agreement or the transactions contemplated hereby, except that:

(a) any such termination shall not affect the parties’ respective rights and obligations under Section 5.4, Section 9 and Section 10; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Section 10. Miscellaneous.

10.1 Expenses. Each Party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel and other representatives) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions.

10.2 Notices.

(a) All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise), or mailed (certified or registered mail with postage prepaid and return receipt requested, or overnight delivery service), or sent by electronic transmission, as follows:

Notice to Buyer:	Cineverse Corp.
Attn.: General Counsel
2355 Westwood Blvd #779
Los Angeles, CA 90064
E-mail: gloffredo@cineverse.com

With a Copy to:	Kelley Drye & Warren LLP
Attn: Carol Sherman, Esq.
3 World Trade Center
175 Greenwich Street
New York, NY 10007
E-mail: csherman@kelleydrye.com

Notice to Sellers:	As set forth on Sellers’ signature pages

With a Copy to:	Paracuellos Law Group PC
Attn: Amanda Paracuellos 303 Broadway Street, Suite 104-29
Laguna Beach, CA 92651
Email: amanda@ajplawgroup.com

(b) Any such notice shall be deemed to have been given: (i) upon actual delivery, if delivered by hand; (ii) on the following Business Day, if delivered by same-day or overnight courier service; (iii) on the third (3rd) Business Day following the mailing of such notice by certified or registered mail; and (iv) upon sending such notice, if sent via electronic transmission with receipt confirmation.

10.3 Sellers’ Representative

(a) Each Seller constitutes and appoints John Marchensini as its representative (the “Sellers’ Representative”) and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i) to act on such Seller’s behalf in the absolute discretion of Sellers’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement; and

(ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 10.3; and

(iii) provided that prior to the Seller’s Representative taking any action that would result in liability or loss to, or settle or compromise any potential or actual claim against, the Sellers having a value of $250,000 (per claim or group of related claims across all Sellers as a group) or any decision that is of the sort that would have typically been determined by Target’s Board of Directors prior to closing, the Seller Representative shall obtain the prior written consent of both John Machensini and Nicholas Frazee.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Sellers’ Representative pursuant to this Section 10.3. Each Seller agrees that Sellers’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Sellers’ Representative in good faith, and each Seller shall indemnify and hold harmless Sellers’ Representative from, and shall pay to Sellers’ Representative the amount of, or reimburse Sellers’ Representative for, any Loss that Sellers’ Representative may suffer, sustain, or become subject to as a result of any such action or omission by Sellers’ Representative under this Agreement.

(b) Buyer shall be entitled to rely upon any document or other paper delivered by Sellers’ Representative as being authorized by Sellers, and Buyer shall not be liable to any Seller for any action taken or omitted to be taken by Buyer based on such reliance.

(c) Until all obligations under this Agreement shall have been discharged (including all indemnification obligations under Section 6), Sellers who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Purchase Price, may, from time to time upon notice to Buyer, appoint a new Sellers’ Representative upon the death, incapacity, or resignation of Sellers’ Representative. If, after the death, incapacity, or resignation of Sellers’ Representative, a successor Sellers’ Representative shall not have been appointed by Sellers within 15 business days after a request by Buyer, Buyer may appoint a Sellers’ Representative from among the Sellers to fill any vacancy so created by notice of such appointment to Sellers.

10.4 Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits) constitutes the entire agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules and/or Exhibits hereto (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in this Agreement shall control and govern.

10.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits, or obligations hereunder may be assigned by either Party (whether by operation of Law or otherwise) to a third party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed, or conditioned; provided, that Buyer may assign or transfer this Agreement (and its rights and obligations under this Agreement), in whole or in part, without the consent of Seller to one or more of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by a Party and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person (except for the Seller Indemnified Parties and the Buyer Indemnified Parties) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.6 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each Party hereto.

10.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, all of which taken together will be deemed one original. A counterpart of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the Transactions, all relationships among the Parties hereunder and all disputes and proceedings (in contract, tort or otherwise) arising out of or relating to any of the foregoing shall be governed by, and construed in accordance with, and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURTS OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS (AND ALL APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN SECTION 10.2 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8(C).

10.10 Release. Effective as of the Closing, Buyer, on behalf of itself and its officers, directors, stockholders, subsidiaries and Affiliates (including, following the Closing Date, the Company) and each of their respective successors and assigns (each, a “Buyer Releasor”), and each Seller, on behalf of itself and its present and past counsel and each of their respective successors and assigns (each, a “Seller Releasor”), each of Buyer Releasor and Seller Releasor hereby releases, acquits and forever discharges, to the fullest extent permitted by law, the Seller Releasor or Buyer Releasor, as applicable (each, a “Releasee”), of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to and including the Closing Date. Each Releasor agrees not to, and agrees to cause its respective officers, directors, stockholders, subsidiaries, Affiliates and each of their respective successors and assigns not to, assert any claim against any Releasee with respect to any matter released pursuant to this Section 10.10. Notwithstanding the foregoing, nothing in this Section 10.10 shall operate to release, waive or otherwise impair any rights, claims or obligations arising under this Agreement or any of the other Transaction Documents.

10.11 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees, and Affiliates, that:

(i) Paracuellos Law Group PC has acted as counsel to Sellers and their Affiliates (not including the Company) (collectively, the “Seller Group”) and the Company, in connection with the negotiation, preparation, execution, and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Paracuellos Law Group PC (or any successor) (the “Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer, or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii) Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent, and waiver contained in this Section 10.11(a) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract, or otherwise.

(iii) Without limiting the generality of the foregoing, Buyer (on behalf of itself and, from and after the Closing, the Company) and the Sellers hereby expressly acknowledge and agree that, following the Closing, Seller Group Law Firm may represent Buyer and/or the Company (including any of their respective Affiliates) in connection with the ongoing business operations of the Company and its Subsidiaries, including commercial, corporate, regulatory, and operational matters, even if such representation is concurrent with Seller Group Law Firm’s representation of the Seller Group. Buyer and the Sellers further expressly acknowledge and agree that Seller Group Law Firm may continue to represent the Seller Group with respect to any matters relating to or arising under this Agreement or the other Transaction

Documents, including the enforcement of the Seller Group’s rights thereunder, even if such representation is adverse to Buyer or the Company. Buyer (on behalf of itself and the Company) and the Sellers hereby knowingly, voluntarily, and irrevocably waive any actual or potential conflict of interest arising from such representations, and agree that Seller Group Law Firm shall have no duty to seek any further consent in connection therewith. Buyer and the Sellers acknowledge that they have been advised of the right to seek independent counsel with respect to such waiver and have either done so or knowingly elected not to do so.

(b) All communications prior to Closing between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, including relating to the legal affairs of the Company generally and the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by a Governmental Authority or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within 15 business days) notify Seller’s Representative in writing so that Seller’s Representative can seek a protective order. In furtherance of the foregoing, each of the parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from the Company’s files and computer systems, and (ii) after Closing the parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the Seller Group. Buyer agrees that after Closing none of Buyer, the Company, or their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Seller Group or (ii) use or assert the Privileged Communications against the Seller Group in any action, litigation, claim, or dispute against or involving the Seller Group.

(c) This Section 10.11 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived, or modified, without the prior written consent of Seller Group Law Firm.

10.12 Joint Participation in Drafting this Agreement. The Parties acknowledge and confirm that each of their respective attorneys has participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for any Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each Party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

10.13 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement as a whole will not be affected; and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such provision within the limits of applicable Law or applicable court decision.

10.14 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.15 Delays and Omissions; Waiver. No delay, failure or waiver by any Party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

10.16 Representation by Counsel. Each Party represents and warrants to the other Parties that it has consulted with, and has been represented by, the attorney(s) of its choosing with reference to this Agreement and the Transactions.

10.17 Disclosure Schedules. Notwithstanding anything to the contrary contained in this Agreement, any information disclosed in one section of the Disclosure Schedules shall be deemed to be disclosed in such other section(s) of the Disclosure Schedules to the extent that the disclosure is reasonably apparent from its face to be applicable to such other section(s) of the Disclosure Schedules. Any disclosures in the Disclosure Schedules that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. Seller may, at any time prior to Closing, supplement or amend the Disclosure Schedules with respect to any matter hereafter arising, and any such update(s) as aforesaid shall be deemed incorporated into the Disclosure Schedules. Each such supplement or amendment shall be deemed to modify the representations and warranties of Seller and to cure any breach thereof for all purposes of this Agreement, including Buyer’s rights to indemnification, without any further action by the Parties.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

CINEVERSE CORP.

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	Chief Legal Officer, Secretary and Senior Advisor

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SELLER:

/s/ John Marchesini
Name:	John Marchesini (as ** and Seller)
Address:

Accredited Investor: ☒ Yes ☐ No

/s/ Michael Wanetik
Name:	Michael Wanetik (as ** and Seller)
Address:

Accredited Investor: ☒ Yes ☐ No

/s/ Nicholas Frazee
Name:	Nicholas Frazee
Address:

Accredited Investor: ☒ Yes ☐ No

/s/ Iurii Gorokhov
Name:	Iurii Gorokhov
Address:
Accredited Investor: ☒ Yes ☐ No

/s/ Kyrylo Shkodkin
Name:	Kyrylo Shkodkin
Address:

Accredited Investor: ☒ Yes ☐ No

/s/ Oleksandr Volyk
Name:	Adtelligent Holdings Limited
Address:

Accredited Investor: ☒ Yes ☐ No

EXHIBIT A

Earnout Schedule

Part I: Defined Terms

“Actual Revenue” means, for any given period, the actual Ad Network Revenue or SaaS Revenue for such period, as applicable, accordance with GAAP.

“Ad Network Revenue” means, with respect to the applicable time period, the amount reported in the line item “Ad Network Revenue” in the Company’s/Business’ financial statements for such period, calculated in accordance with the Company’s Past Practices.

“Ad Network Revenue Target” for a given Earnout Period means the applicable amounts set forth in the column titled ‘Revenue Target’ in the table in Part II below that correspond to such Earnout Period under the heading ‘Ad Network Earnout’.

“Earnout Period” means each of the following periods: (i) the period beginning on April 1, 2026 and ending on March 31, 2027 (Year 1), (ii) the period beginning April 1, 2027 and ending on March 31, 2028 (Year 2), and (iii) the period beginning April 1, 2028 and ending on March 31, 2029 (Year 3).

“Gross Profit” means, with respect to the applicable time period, the aggregate amount reported in the line item ‘Gross Profit’ in the Company’s/Business’ financial statements for such period, calculated in accordance with Past Practices.

“Max Ad Network Earnout Amount” means for each Earnout Period, $**, which is the maximum portion of the Earnout Amount attributable to achievement of the Ad Network Revenue Target for such Earnout Period.

“Max SaaS Earnout Amount” means for each Earnout Period, $**, which is the maximum portion of the Earnout Amount attributable to achievement of the Ad Network Revenue Target for such Earnout Period.

“Past Practices” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the Company’s audited financial statements for the year ended December 31, 2024 and 2025 and the Company’s reviewed financial statements for the nine months ended September 30, 2025 and 2024.

“Revenue Target” means either the Ad Network Revenue Target or SaaS Revenue Target, or both, as applicable.

“SaaS Revenue” means, with respect to the applicable time period, the aggregate amount reported in the line items “Ad Serving Revenue” and “IVT Revenue” in the Company’s/Business’ financial statements for such period, calculated in accordance with Past Practices. For the avoidance of doubt, SaaS Revenue shall include IVT managed service reseller fees and LiveRamp Data Marketplace reseller fees and associated data segments.

“SaaS Revenue Target” for a given Earnout Period means the applicable amounts set forth in the column titled ‘Revenue Target’ in the table in Part II below that correspond to such Earnout Period under the heading ‘SaaS Earnout’.

Part II: Base Earnout Schedule

Earnout Period	Revenue Target			Max Earnout Amount
Ad Network Earnout
Year 1	$	*	*	$	*	*
Year 2	$	*	*	$	*	*
Year 3	$	*	*	$	*	*
SaaS Earnout
Year 1	$	*	*	$	*	*
Year 2	$	*	*	$	*	*
Year 3	$	*	*	$	*	*

Part III: Additional Provisions Relating to the Earnout

1.	The aggregate final Earnout Amount in the aggregate for the Ad Network Revenue Target and the SaaS Revenue Target together cannot exceed $** million in any Earnout Period.

2.

During the Earnout Period, Buyer shall: (i) maintain the Business, and in particular the Ad Network Revenue and SaaS Revenue business lines, with separate books and records in accordance with Past Practices; (ii) prepare, or permit the Business’ managers to prepare, monthly profit and loss statements for its operations and results, consistent with the Past Practices, to track progress against earning the Earnout Amounts; (iii) provide the Business with working capital and resources no less favorable than those provided to other Buyer business units of similar size; and (iv) use commercially reasonable efforts to support the Business in achieving the Earnout Amounts. Buyer shall not, directly or indirectly, take any action (including the diversion of customers, reallocation of revenue/expenses, or headcount reduction) with the primary purpose of reducing or avoiding the Earnout Amounts.

3.

Any sale of a material portion of the Business shall require the successor to assume Buyer’s obligations to pay the Earnout Amounts and related obligations under Section 2.2(c) of the Agreement and this Exhibit A or trigger an immediate acceleration of the maximum remaining Earnout Amounts.

4.	Buyer will not charge a management fee to the Business.

5.	Buyer will allocate overhead expenses to the Business consistent with the allocation methods Buyer applies to all of its subsidiaries.

6.	Buyer will allocate only direct marketing, operations and technology intercompany expenses to the Business.

7.

To calculate the Earnout Amount for each Earnout Period, the applicable Actual Revenue will be measured against each Revenue Target. If the Actual Revenue for a given Revenue Period achieves 60% or more of its Revenue Target but less than 100% of such Revenue Target, the “Base Earnout Amount” for such Revenue Target will be calculated as the percentage of the Revenue Target achieved multiplied by the applicable Max Earnout Amount from the table above (i.e., if the Company achieves 80% of the Revenue Target the Base Earnout Amount would be 80% of the applicable Max Earnout Amount). If the Base Earnout Amount for a given Revenue Target is 100% of the Max Earnout Amount, then such Base Amount shall be the final Earnout Amount for such Revenue Target for purposes of Section 2.2(c). If the Base Earnout Amount for a given Revenue Target, then additional calculations may apply under Part IV of this Exhibit A to determine the final Earnout Amount for such Revenue Target.

Part IV: Overage Earnout Schedule

Earnout Period	Gross Profit Target			Overage Sharing % if Actual Gross Profit exceeds Gross Profit Target in any Earnout Period
Year 1	$	*	*	50%
Year 2	$	*	*	50%
Year 3	$	*	*	50%

If either the Ad Network Revenue Target or SaaS Revenue Target is achieved at less than 100%, the Base Earnout Amount for such Revenue Target will be increased by an amount (the “GP Kicker”) equal to 50% of the GP Excess where “GP Excess” means the amount, if any, by which the Actual Gross Profit exceeds the Gross Profit Target for such Earnout Period (as set forth in the Overage Earnout Schedule table above). For each Earnout Period, the final Earnout Amount shall be the sum of the Base Earnout Amount and the GP Kicker and shall not exceed $6,000,000 in any Earnout Period. Example calculations are set forth below:

The following Earnout Payment scenarios are included herein for illustrative purposes only.

**

EXHIBIT D

Seller List

John Marchesini

Nicholas Frazee

Michael Wanetik

Iurii Gorokhov

Kyrylo Shkodkin

Adtelligent Holdings Limited